FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated November 16, 2007

Performance Securities Linked to
the HSBC Investable Climate Change Index

Strategic Alternatives to Indexing
HSBC USA Inc. Securities linked to the HSBC Investable Climate Change Index due November 21, 2012

Investment Description

These Performance Securities Linked to the HSBC Investable Climate Change Index are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities provide enhanced exposure to the potential appreciation of the HSBC Investable Climate Change Index (the “index”), which tracks the performance of up to 50 liquid stocks with substantial revenue derived from climate change related activities as further described herein. The amount you receive at maturity will be based on the percentage change from the level of the index on the trade date to the average level of the index over five valuation dates (the “index return”). If the index return is greater than zero, for each security, you will receive an amount in cash at maturity equal to the sum of (a) the principal amount of your security plus (b) the product of (i) the principal amount of your security multiplied by (ii) the index return multiplied by the participation rate. If the index return is zero, for each security, you will receive the principal amount at maturity, and no additional return on your investment. If the index return is less than zero, for each security, you will receive at maturity your principal amount reduced by that negative index return. Investing in the securities involves significant risks. You may lose up to 100% of your initial investment if the index return is negative.

Features

❑
Enhanced Growth Potential: The securities provide the opportunity to receive enhanced returns by multiplying the positive index return, if any, by the participation rate. The actual participation rate will be determined on the trade date. The securities are not capped by a maximum gain.

❑	No Protection of Principal: At maturity, the securities offer potential enhanced positive return while maintaining 1-to-1 downside exposure at maturity.
❑
Exposure to Climate Change-Related Industry: Investors can gain exposure to an index that tracks the performance of up to 50 companies engaged in reducing emissions, reacting to climate change or adapting to the effects of climate change.

❑	No Current Income: There will be no interest payments on the securities during the term of the securities.

Key Dates[1]

Trade Date	[November 19, 2007]
Settlement Date	[November 21, 2007]
Valuation Dates	[November 16, 2011] [February 16, 2012]; [May 16, 2012]; [August 16, 2012]; and the final valuation date. Each valuation date is subject to adjustment described herein.
Final Valuation Date	[November 16, 2012]
Maturity Date	[November 21, 2012]

[1] Expected. In the event we make any change to the expected trade date and settlement date, the valuation dates and maturity date will be changed so that the stated term of the securities remains the same.

Security Offerings

We are offering Performance Securities Linked to the HSBC Investable Climate Change Index. The securities are not subject to a predetermined maximum gain and, accordingly, any return on the securities at maturity will be dependent upon the positive percentage change from the level of the index on the trade date to the average level of the index over five valuation dates. The securities are offered at a minimum investment of $1,000.

The terms and conditions relating to the offering set forth in this free writing prospectus shall supersede the terms and conditions set forth in another free writing prospectus dated November 15, 2007 relating to the same offering previously filed with the Securities and Exchange Commission.

See “Additional Information about HSBC USA Inc. and the Notes” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, and the terms set forth herein. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index. The securities do not guarantee any return of the principal amount of the securities. An index return of less than 0% at maturity will result in a loss of principal investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 13 for distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	100%	3.00%	97.00%
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the index identified on the cover page. The index used in this free writing prospectus is a reference asset defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire a security linked to the index. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index or any stock or stocks comprising the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated October 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-888-800-4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated October 12, 2007:
http://www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

♦	Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability
The securities may be suitable for you if:
♦    You seek an investment with (i) exposure to and (ii) an enhanced return linked to the performance of an index that tracks the performance of up to 50 companies engaged in reducing remissions, reacting to climate change or adapting to the effects of climate change.
♦    You believe the average index ending level, which is the arithmetic average of the index closing levels over the five valuation dates, will appreciate relative to the index starting level over the term of the securities.
♦    You are willing to expose 100% of your invested principal in the securities to the full downside average performance of the index.
♦    You are willing to invest in the securities based on the participation rate (the actual participation rate will be determined on the trade date).
♦    You are willing to hold the securities to maturity.
♦    You do not seek current income from this investment.

The securities may not be suitable for you if:
♦    You do not seek an investment with exposure to an index that tracks the performance of up to 50 companies engaged in reducing remissions, reacting to climate change or adapting to the effects of climate change.
♦    You believe the average index ending level, which is the arithmetic average of the index closing levels over the five valuation dates, will remain stable or depreciate relative to the index starting level over the term of the securities.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment that is principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments that have comparable maturities and are issued by us or issuers with comparable credit ratings.
♦    You seek current income from this investment.
♦    You seek an investment for which there is an active and liquid secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	5 years
Index	The HSBC Investable Climate Change Index (Bloomberg Ticker: HSCCII <index>)
Participation Rate	[110.00%]. The actual participation rate will be determined on the trade date.
Payment at Maturity (per $10 security)
If the index return is positive, for each security, you will receive:
$10 + [$10 x (index return
  x participation rate)]
If the index return is zero, for each security, you will receive:
$10
If the index return is negative, for each security, you will receive:
$10 + ($10 x index return)

For each security, if the average index return is less than zero you could lose up to 100% of your initial investment.

Index Return	average index ending level - index starting level
index starting level
Index Starting Level	[●], representing the closing level of the index on the trade date as determined by the calculation agent.
Average Index Ending Level
The arithmetic average of the index closing levels over the five valuation dates. If any valuation date is not a scheduled trading day (as defined herein), that valuation date will be the following day that is a scheduled trading day.

Closing Level
The closing level on any scheduled trading day will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor.

CUSIP / ISIN	40428H 714 / US40428H7145

Determining Payment at Maturity

If the index return is zero, for each security, you will receive the principal amount of your security at maturity, and no additional return on your investment..

If the index return is negative, for each security, you will lose one percent of the principal amount of your security for each percentage point that the index return is below 0%. Accordingly, your payment at maturity per $10.00 security will be calculated as follows :

$10 + ($10 x index return)

As such, you could lose up to 100% of the principal amount of each of your securities depending on how much the average closing level of the index declines relative to its index starting level.

_____________________________
1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

Certain U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

However, it is also possible that the timing and character of U.S. holders’ income, gain, loss, and deduction in respect of the securities could differ from the treatment described above. For example, a U.S. holder may recognize gain (and possibly short term capital gain), if any, upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities. To the extent a U.S. holder recognizes gain upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities within a year of the date of disposition of the security, the U.S. holder may recognize short-term capital gain upon a disposition of the security in lieu of any long-term capital gain that the U.S. holder would otherwise have recognized.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Internal Revenue Code (the “Code”), it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a participation rate of 110.00% and a range of index returns from +50% to -50%. The actual participation rate will be set on the trade date.

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the average level of the index over the five valuation dates relative to the index starting level. We cannot predict the level of the index on each valuation date and, thus, the average index ending level on the final valuation date. You should not take these examples as an indication or assurance of the expected performance of the index over the term of the securities. The numbers appearing in the examples below have been rounded for ease of analysis. The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 security for a hypothetical range of average index ending levels for the index and assume an index starting level of 260.00 and a participation rate of 110.00%.

Average Index Ending Level	Index Return	Return on Security	Payment at Maturity per Security
520.00	100%	110.00%	$21.00
494.00	90%	99.00%	$19.90
468.00	80%	88.00%	$18.80
442.00	70%	77.00%	$17.70
416.00	60%	66.00%	$16.60
390.00	50%	55.00%	$15.50
364.00	40%	44.00%	$14.40
338.00	30%	33.00%	$13.30
312.00	20%	22.00%	$12.20
286.00	10%	11.00%	$11.10
260.00	0%	0.00%	$10.00
234.00	-10%	-10.00%	$9.00
208.00	-20%	-20.00%	$8.00
182.00	-30%	-30.00%	$7.00
156.00	-40%	-40.00%	$6.00
130.00	-50%	-50.00%	$5.00
104.00	-60%	-60.00%	$4.00
78.00	-70%	-70.00%	$3.00
52.00	-80%	-80.00%	$2.00
26.00	-90%	-90.00%	$1.00
0.00	-100%	-100.00%	$0.00

Example 1— The average index ending level over the five valuation dates is 312.00, which is greater than the index starting level. The index return is therefore positive and calculated as follows:

(312.00-260.00)/260.00= 20%

Because the index return is positive and equal to 20%, for each security, the payment at maturity is equal to $12.20 per $10.00 principal amount of securities calculated as follows:

$10 + [$10 x (participation rate x index return)]=
$10 + ($10 x 20% x 110%) = $12.20

Example 2— The average index ending level is 260.00, which is equal to the index starting level. Because the average index ending level and the index starting level are the same, the index return equals zero, calculated as follows:

(260.00-260.00)/260.00= 0%

Because the index return is zero, the investor receives a payment at maturity equal to the principal amount of $10 per security.

Example 3— The average index ending level over the five valuation dates is 208.00, which is less than the index starting level. The index return is therefore negative and calculated as follows:

(208.00-260.00)/260.00= -20%

Because the index return is negative and equal to -20%, the investor receives a payment at maturity of $8.00 per $10.00 principal amount of securities calculated as follows:

$10 + ($10.00 x index return)=
$10 + ($10 x -20%) = $8.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
The Securities are Not Principal Protected and You May Lose Up to the Full Amount of Your Initial Investment: The securities are not principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is negative. In that event, you will lose 1.00% of the original principal amount for each percentage point that the index return is below zero. Accordingly, you may lose up to the full principal amount for each security you purchase.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Uncertain Tax Treatment - You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. However, it is also possible that the timing and character of U.S. holders’ income, gain, loss, and deduction in respect of the securities could differ from the treatment described above. For example, a U.S. holder may recognize gain (and possibly short term capital gain), if any, upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities. To the extent a U.S. holder recognizes gain upon a rebalancing of the index or upon the disposition by us of assets that we hold as a hedge to our exposure on the securities within a year of the date of disposition of the security, the U.S. holder may recognize short-term capital gain upon a disposition of the security in lieu of any long-term capital gain that the U.S. holder would otherwise have recognized. Certain of the entities included in the indices could be treated as a "real estate investment trust" ("REIT"), partnership, trust, or "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

♦
The Index is a Proprietary Index of HSBC Bank plc, an Affiliate of Us, and Conflicts of Interest May Arise from our Affiliated Relationship with HSBC Bank plc -  The index is the exclusive property of HSBC Bank plc, who is one of our affiliates. The index is calculated by HSBC Bank plc based on methodologies developed by HSBC Bank plc. HSBC Bank plc may, although it does not currently contemplate to, among other things, change the methods or policies relating to the calculation of the index at any time. You should be aware that if HSBC Bank plc changes the methods or policies relating to the index, it may do so without taking your interest into consideration. The policies and judgments for which HSBC Bank plc is responsible concerning the calculation and maintenance of the index; additions, deletions, substitutions and weightings of the component stocks and the manner in which certain changes affecting such component stocks are taken into account may affect the value of the index and, consequently, the trading value of the securities as well as the payment we will pay to you at maturity. The inclusion of a component stock in the index is not an investment recommendation by HSBC or any of its affiliates, including HSBC Bank plc. HSBC Bank plc is under no obligation to consider your interests as a holder of the securities and will not do so. Any actions or judgments by HSBC Bank plc could adversely affect the trading value of the securities and the payment we will pay to you at maturity.

♦
We are not responsible for HSBC Bank plc’s calculation of or public disclosure of information about the index. -  Even though HSBC Bank plc is one of our affiliates, we have no ability to control or predict HSBC Bank plc’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the index. HSBC Bank plc is not involved in the offer of the securities in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of your securities. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index contained in this free writing prospectus. You, as an investor in the securities, should make your own investigation into the index and HSBC Bank plc. We and our affiliates do not guarantee and assume no potential liability for the adequacy or accuracy of the calculation or publication of the index.

♦
We Cannot Control Actions by the Companies whose Securities are Included in the Index - We and/or our affiliates may currently, or in the future, engage in business with companies underlying the index. Actions by any company whose security is part of the index may have an adverse effect on the price of the company’s securities, the level of the index, and the trading value of the securities. No such company is involved in this offering or has any obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies are not involved with the administration, marketing or trading of the securities and have no obligations with respect to the amount to be paid to you on the maturity date. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about any of the securities of the companies underlying the index. You should make your own investigation into the companies underlying the index.

♦
Industry Concentration Relating to the Index - All of the stocks underlying the index are shares of companies (both domestic and foreign) whose primary lines of business are directly associated with reducing emissions, reacting to climate change or adapting to the effects of climate change. As a result, an investment in the securities will be concentrated in just these limited number of sectors of the climate change-related industry. Although an investment in the securities will not give noteholders any ownership or other direct interests in the stocks underlying the index, the return on an investment in the securities will be subject to certain risks similar to those associated with direct equity investments in the global climate change-related industry.

♦
The Index is Not Necessarily Representative of the Global Climate Change Related Industry - While the stocks comprising the index are common stocks of companies generally considered to be involved in several sectors in the global climate change-related industry, the stocks underlying the index and the index itself may not necessarily follow the price movements of the entire global climate change-related industry generally, which is comprised of far more than the 50 securities represented by the index, or of such sectors of such industry that the index attempts to represent. If the stocks underlying the index decline in value, the index will decline in value even if common stock prices in the global climate change-related industry and/or those sectors of such industry that the index tracks generally increase in value.

♦
Additional Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks underlying the index, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. Moreover, because the calculation agent could be us or one of our affiliates, the calculation agent may have economic interests that are adverse to the interests of security holders. The calculation agent, which may be us or one of our affiliates, will determine the average index ending level and payment at maturity based on observed levels of the index on the valuation dates. The calculation agent can also postpone the determination of the average index ending level or any valuation date if a market disruption event occurs and is continuing on that final valuation date. See “Market Disruption Event” on page 9 of this free writing prospectus and “Risk Factors” beginning on page S-3 of the accompanying prospectus for more information about market disruption events.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations relating to stocks underlying the index, issuers of stocks underlying the index or the index itself, that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could negatively affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

♦
Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC, which may change at any time and may affect the market value of the securities.

♦
No Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
An Investment in the Securities is Subject to Risks Associated with Foreign Securities Market. - Because certain stocks underlying the index may be issued by companies publicly traded in countries other than the United States and may be denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning certain stocks underlying the index may vary from the reporting requirements imposed by United States regulators. In addition, certain stocks underlying the index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Currency Risks - The index is calculated by using the trading prices, expressed in U.S. dollars, of the component stocks of the index. Thus, the prices of foreign component stocks in the index are as converted into U.S. dollars, and currency exposures are not hedged. As a result, the index is exposed to currency exchange rate fluctuations between the U.S. dollars and the local currencies to the extent that certain component stocks of the index are denominated in currencies other than the U.S. dollar. Because the trading prices of certain component stocks denominated in non-U.S. dollar local currencies are converted into the U.S. dollar for purposes of calculating the value of the index, investors in the securities will be exposed to currency exchange rate risk between the U.S. dollar and the non-U.S. dollar local currencies in which certain component stocks trade. Exposure to currency changes will depend on the extent to which such non-U.S. dollar local currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks denominated in such local currencies in the index. The devaluation of the U.S. dollar against these non-U.S. dollar local currencies will result in an increase in the value of the index, in the absence of other factors affecting the value of the index. Conversely, if the U.S. dollar strengthens against these currencies, the value of the index will be adversely affected and may reduce or completely eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the index, and any negative currency impact on the index may significantly decrease the trading value of your securities and the payment we will pay to you at maturity.

Market Disruption Event

If a valuation date is not a scheduled trading day, then that valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on a valuation date, then that valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the valuation date, and the calculation agent will determine the index closing level on that date in good faith and in its sole discretion. If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” for the index means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) The occurrence or existence of a condition specified below at any time:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any constituent included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) Any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any constituents included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b) The closure on any scheduled trading day of any relevant exchange relating to any constituents included in the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange).

“Relevant exchange” means any exchange on which securities then included in the index trade.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.

Settlement

We expect that the delivery of the securities will be made against payment therefor on or about the settlement date specified on the cover page of this free writing prospectus, which will be the second business day following the trade date of the notes (the settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

INDEX INFORMATION

The HSBC Investable Climate Change Index (the “index”)

We have derived all information relating to the index, including, without limitation, its make-up, method of calculation and changes in its components, solely from the reference sponsor, and such information is not publicly available. Such information reflects the policies of and is subject to change by HSBC Bank plc. HSBC Bank plc is under no obligation to continue to publish, and may discontinue or suspend the publication of the index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the index. You should make your own investigation into the index.

HSBC Bank plc publishes the index.

The index is a custom stock index modeled and calculated by HSBC Bank plc, which is an affiliate of and under common control with HSBC USA Inc. The index is calculated, published and disseminated daily through numerous data vendors, including Reuters and on Bloomberg Financial Markets (page HSCCII). The index consists of up to 50 stocks whose issuers are included in the HSBC Global Climate Change Benchmark Index and meet the following criteria:

i.	derive more than 50% of reported total revenue from one of the “climate change related activities”, as defined below,

ii.
have a market capitalization which is twice that of the minimum market capitalization threshold of the HSBC Global Climate Change Benchmark Index. As of September 3, 2007, that represents a market capitalization threshold for the index of $1 billion), and

iii.	have a six-month average daily trading volume (presently taken from the primary exchange in each market) of at least 0.5% of such minimum market capitalization threshold.

For the purposes of both the index and the HSBC Global Climate Change Benchmark Index, “climate change related activities” included 19 distinct industry sectors as of September 21, 2007: solar; wind; geothermal/hydro; gas; biofuels; nuclear; integrated power; diversified renewables; agrochemicals; carbon trading; investment companies (investment funds or other investment vehicles whose investment strategy states an emphasis on one of the other 18 sectors); fuel efficiency autos (including companies involved in the mining or processing of platinum, which is used in certain technologies which aim to improve fuel efficiency); energy efficient solutions; building insulation; fuel cells; power storage; water; waste and pollution control.

As of November 14, 2007, of the nineteen industry sectors currently included in the HSBC Global Climate Change Benchmark Index, eleven industry sectors are currently represented in the index. The graph below illustrates (i) the portion of the index that each industry sector represents and (ii) the regional weightings of the stocks included in each such industry sector (based on the primary country in which such stocks are listed), as of November 14, 2007. The regional weightings are divided among 4 geographic regions based on the country in which such constituent stock is primarily listed: Asia Pacific, Europe, Latin America, and North America.

Although the index currently consists of stocks from several different countries, the criteria governing the composition of both the HSBC Global Climate Change Benchmark Index and the index do not require any regional diversification. In addition, the HSBC Global Climate Change Benchmark Index and the index are not required to include stocks from more than one country in the future. Furthermore, the reference sponsor created the sector and regional categories and determined which stocks are attributable to each such category, each of which may not coincide with your understanding of such categories. Furthermore, the reference sponsor created the sector and regional categories and determined which stocks are attributable to each such category. Therefore, for categorization purposes only, some stocks have been placed in categories which may not directly correspond to the geographic location or sector of such stocks.

The addition or deletion of sectors will be determined as part of the quarterly revision of the index. Additions or deletions of sectors may result from a number of criteria, including the increase or decrease in size of a particular climate change related industry due to technological advances or a failure to achieve technological viability, the price of various energy sources, the development of new industries or technologies that purport to be climate change related, and market or industry events such as mergers, consolidation or legal or regulatory changes. The issuer of a stock must state in its financial reports or other public or verified statements that the specified threshold amount of its revenues are derived from one of these sectors in order for it to qualify for inclusion in either the index or the HSBC Global Climate Change Benchmark Index. These sectors have been grouped into four broader categories of:

•	-Low Carbon Energy Production,

•	-Energy Efficiency & Energy Management,

•	-Water, Waste & Pollution Control, and

•	-Financials.

The HSBC Global Climate Change Benchmark Index, from which the index is derived, is drawn from the HSBC Quantitative Techniques Database (“QT”), which contains the listing of all quoted companies, trading globally, with a market capitalization of over $10 million. In order to qualify for the HSBC Global Climate Change Benchmark Index, a stock must (i) derive at least 10% of its annual reported revenues from climate change related activities, (ii) have a minimum market capitalization based on the 95th percentile of securities of QT (which as of September 3, 2007 represented a market capitalization threshold of $500 million), and (iii) have a six-month average daily trading volume of at least 0.02% of its market capitalization.

Prices of the component stocks used to calculate the indices are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the primary stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by Global Treasury Information Services (GTIS) 4:00 p.m. (UK time) rates as provided to HSBC by Interactive Data Corporation. The index and the HSBC Global Climate Change Benchmark Index were launched on September 24, 2007. On such launch date the HSBC Global Climate Change Benchmark Index had a value of 228.64 and the index had a value of 237.44, with an initial value of 100 for each index as of December 31st 2003. The index is weighted by market capitalization.

Because there are a number of large diversified companies whose activities include climate change related activities, an “exposure factor” is assigned to companies included in the HSBC Global Climate Change Benchmark Index based on the percentage of revenues associated with climate change related activities. This exposure factor is assigned based on analysis of publicly available information, an external source specializing in renewable energy, low carbon technology and the carbon markets and other statements by the companies in question. No such exposure factor applies to the index due to its requirement that its component issuers derive over 50% of revenues from climate change related activities. The exposure factors assigned are based on revenues associated with climate change related activities as follows:

Climate Change Exposure Factors
Revenues Associated with Climate Change	Exposure factor
10% <Revenues < 25%	0.25
25%<Revenues < 50%	0.50
Revenues > 50%	1.00

The top 10 components of the index as of September 21, 2007, which represented 55.3% of the index, are as follows:

Stock	Ticker	Country	Sub-Sector Description	Weightings (%)
Veolia Environnement	VIE.PA	France	Water	11.2
Impala Platinum	IMPJ.J	South Africa	Fuel Efficiency Autos	7.3
Waste Management	UW.N	USA	Waste	7.2
EDP Energias Port	EDPP.IN	Portugal	Integrated Power	5.9
Anglo Platinum	AMSJ.J	South Africa	Fuel Efficiency Autos	5.0
Cameco	CCO.TO	Canada	Nuclear	4.4
Vestas Wind System	VWS.CO	Denmark	Wind	3.9
Lonmin	LMI.L	UK	Fuel Efficiency Autos	3.7
British Energy	BGY.L	UK	Nuclear	3.7
Renewable Energy	REC.OL	Norway	Solar	2.9

Annual and Quarterly Index Reviews.

Each year, the HSBC Global Climate Change Benchmark Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the HSBC Global Climate Change Benchmark Index and any changes to the HSBC Global Climate Change Benchmark Index take effect as of the close of the third Friday in March, June, September, and December.

Because the component stocks of the index are selected only from the HSBC Global Climate Change Benchmark Index, the index reflects the relevant changes in the composition of the HSBC Global Climate Change Benchmark Index. A stock removed from the HSBC Global Climate Change Benchmark Index is also removed from the index on the same day that the stock is removed from the HSBC Global Climate Change Index. Subject to the maximum number of 50 stocks for the index, if a stock is removed from that index and another stock remains in the HSBC Global Climate Change Benchmark Index which meets the criteria for inclusion in the index, such other stock would be added to the index at such time.

Ongoing Event-Related Changes to the Index

In addition to the annual and quarterly index reviews, HSBC Bank plc reviews and updates the composition of the HSBC Global Climate Change Benchmark Index to take into account certain corporate events, such as such as mergers and acquisitions. The same changes implemented in the HSBC Global Climate Change Benchmark Index are reflected in the index at the time of such event through price adjustments of the affected stocks or otherwise, and all changes to the HSBC Global Climate Change Benchmark Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.

Disclaimer from HSBC Bank plc

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY HSBC BANK PLC. (“ HSBC PLC”), ANY AFFILIATE OF PLC SAVE THE ISSUER. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE HSBC INVESTABLE CLIMATE CHANGE INDEX OR ANY OTHER HSBC CLIMATE CHANGE INDEX (COLLECTIVELY, THE “HSBC PLC PARTIES”). THE HSBC CLIMATE CHANGE INDICES ARE THE EXCLUSIVE PROPERTY OF HSBC PLC. NONE OF THE HSBC PLC PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY HSBC CLIMATE CHANGE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. NONE OF THE HSBC PLC PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

ALTHOUGH HSBC PLC SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE HSBC CLIMATE CHANGE INDICES FROM SOURCES WHICH HSBC PLC CONSIDERS RELIABLE, NONE OF THE HSBC PLC PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY HSBC CLIMATE CHANGE INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE HSBC PLC PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY HSBC CLIMATE CHANGE INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE HSBC PLC PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH HSBC PLC PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY HSBC CLIMATE CHANGE INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY HSBC PLC PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS INVESTMENT PRODUCT, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY HSBC TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS INVESTMENT PRODUCT OR USE ANY HSBC INDEX WITHOUT FIRST CONTACTING HSBC BANK PLC TO DETERMINE WHETHER HSBC BANK PLC’S PERMISSION IS REQUIRED.

 The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made elsewhere in this document to prospective or actual purchasers or of investors in this product.

The graphs below illustrate the performance of the index from 4/1/2004 to 11/12/07 as reported on Bloomberg L.P. The historical levels of the index should not be taken as an indication of future performance.

The index closing level on November 12, 2007 was 250.33.

Discontinuance or Modification of the Index

If the reference sponsor discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the average index ending level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the index or successor index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the index in order to arrive at a level of the index or the successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means HSBC Bank plc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return. If a market disruption event exists on that scheduled trading day, then the accelerated final valuation date will be postponed for up to eight scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Certain ERISA Considerations

We urge you to consult and read “Certain ERISA Considerations” in the prospectus supplement.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.